Exhibit 22.1

List of Guarantor Subsidiaries
The following subsidiaries of EnPro Industries, Inc. (the “Company”) were, as of December 31, 2022, guarantors of the Company’s 5.75% Senior Notes due 2026 (the “Senior Notes”):

Exact Name of Guarantor Subsidiary	Jurisdiction of Formation
AceCo Precision Manufacturing LLC	Delaware
Alluxa, Inc.	California
Applied Surface Technology, Inc.	California
Aseptic Group, LLC	North Carolina
Belfab, Inc.	Delaware
Coltec International Services Co.	Delaware
EnPro Associates, LLC	North Carolina
EnPro Holdings, Inc.	North Carolina
Garlock Hygienic Technologies, LLC	North Carolina
Garlock International Inc.	Delaware
Garlock Overseas Corporation	Delaware
Garlock Pipeline Technologies, Inc.	Colorado
Garlock Sealing Technologies LLC	North Carolina
Garrison Litigation Management Group, Ltd.	North Carolina
Integrated NxEdge Systems, LP	Idaho
LeanTeq LLC	California
Lunar Investment, LLC	Delaware
NxEdge, Inc.	Delaware
NxEdge Inc. of Boise	Delaware
NxEdge CSL, LLC	Nevada
NxEdge MH LLC	Delaware
NxEdge San Carlos, LLC	Delaware
NxEdge SC 2, LLC	Delaware
NxEdge Systems, LLC	Delaware
NxEdge VST Acquisition, LLC	Nevada
Stemco Products, Inc.	Delaware
TCFII NxEdge, LLC	Delaware
Technetics Group Chicago, LLC	North Carolina
Technetics Group Daytona, Inc.	Delaware
Technetics Group LLC	North Carolina
Vision Investment, LLC	Delaware

*Upon the consummation of the sale of Garlock Pipeline Technologies, Inc. on January 30, 2023, it ceased to be a guarantor of the Senior Notes.